UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Frank  Johnson
   212 West  Michigan Avenue
   MI, Jackson 49201
2. Issuer Name and Ticker or Trading Symbol
   CMS Energy Corporation (CMS)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   12/31/2002
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   President and CEO of Affiliate, CMS Electric and Gas Company
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
 Common Stock (CMS) |      |      |    | |                  |   |           |13998 1            |D     |                           |
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 Common Stock (CMS) |12/31/|1/29/ |J   |V|1293              |A  |           |5563               |I     |401(k)                     |
                    | 2002 |2003  |2   | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |4000        |D  |            |
ions-1996    |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |4000        |D  |            |
ions-1997    |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |4000        |D  |            |
ions-1998    |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |10000       |D  |            |
ions-1999    |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |10000       |D  |            |
ions-2000    |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |12000       |D  |            |
ions - 2002  |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |2640        |D  |            |
ions-2000    |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Emp Stock Opt|        |       |      |    | |           |   |     |     | Common Stoc|       |       |10000       |D  |            |
ions-2001    |        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
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Employee Stoc|        |       |      |    | |           |   |     |     | Common Stoc|       |       |12000       |D  |            |
k Options - 2|        |       |      |    | |           |   |     |     |k (CMS)     |       |       |            |   |            |
002          |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Total includes 11,000 shares of Restricted Stock, of which 5,000 shares are nominal. (The actual number of nominal shares received will be determined by the passage of time and achievement of performance objectives under CMS Energy Corporation's Perfo rmance Incentive Stock Plan.)
2. Shares acquired during 2002 at various dates and prices pursuant to the Corporation's 401(k) plan.
SIGNATURE OF REPORTING PERSON
Frank  Johnson
Frank Johnson (By: S.K. Smith or M.D. VanHemert, per Pwr of Attny filed with the SEC)